Exhibit 4.1

CERTIFICATE OF DESIGNATIONS, POWERS,
PREFERENCES AND RIGHTS
OF THE
7.625% SERIES A PREFERRED STOCK
($25,000.00 initial liquidation preference per share)

OF

HOVNANIAN ENTERPRISES, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

HOVNANIAN ENTERPRISES, INC., a Delaware corporation (the “Corporation”), HEREBY CERTIFIES that the following resolutions were duly adopted by the Preferred Offering Committee (the “Preferred Offering Committee”) of the Board of Directors of the Corporation in accordance with Section 151(g) of the General Corporation Law of the State of Delaware pursuant to the authority conferred upon the Board of Directors of the Corporation by the provisions of the amended Certificate of Incorporation of the Corporation and pursuant to the authority conferred upon the Board of Directors by the restated By-Laws of the Corporation and pursuant to the authority duly delegated to the Preferred Offering Committee thereto by the Board of Directors of the Corporation:

RESOLVED, that pursuant to paragraph FOURTH of the Corporation’s Certificate of Incorporation, which authorizes 100,000 shares of preferred stock, par value $.01 per share, the Board of Directors of the Corporation hereby fixes the following designations, powers, preferences and rights of a series of preferred stock:

1.                                       Designation and Amount; Fractional Shares.  The series of preferred stock shall be designated as the “7.625% Series A Preferred Stock” (the “Series A Preferred Stock”).  The Series A Preferred Stock shall be perpetual and the authorized number of shares of Series A Preferred Stock shall be 8,000 shares.  The Series A Preferred Stock is issuable in whole shares only.

2.                                       Dividends.  Holders of shares of Series A Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors of the Corporation or a duly authorized committee thereof out of funds of the Corporation legally available for payment, non-cumulative quarterly cash dividends at an annual rate of 7.625% of the liquidation preference of each share, or $1,906.25 per share of Series A Preferred Stock per year.  Dividends on the Series A Preferred Stock are payable quarterly in arrears on the 15th day of January, April, July and October of each year (each a “Dividend Payment Date”), when, as, and if declared, beginning on October 15, 2005.  If any of those dates is not a New York business day, then the dividend payment date will be the next succeeding New York business day.  “New York business day”

means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.  The amount of dividends payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends shall be payable, in arrears, to holders of record as they appear on the stock books of the Corporation on each record date, which shall be the 1st day of the month in which such Dividend Payment Date occurs (each of which dates being a “Dividend Payment Record Date”).  Dividends shall accrue from July 12, 2005 (the “Date of Original Issue”) or, if issued after the Date of Original Issue, from such date or from the most recent Dividend Payment Date (whether or not dividends have been paid on such Dividend Payment Date), whichever is later, and shall cease to accrue on the Series A Preferred Stock on the date of their redemption pursuant to Section 6, unless the Corporation shall default in providing funds for the payment of the redemption price on the shares called for redemption pursuant thereto.

No dividends may be declared or paid or set apart for payment on any Parity Preferred Stock (as defined in Section 8 below) unless there shall also be or have been declared and paid or set apart for payment on the Series A Preferred Stock, dividends for the then-current quarterly dividend period of the Series A Preferred Stock ending on or before the dividend payment date of such Parity Preferred Stock, ratably in proportion to the respective amounts of dividends (x) accumulated, but without, in the case of non-cumulative shares, accumulation of unpaid dividends for prior dividend periods, and unpaid or payable on such Parity Preferred Stock, on the one hand, and (y) accumulated, but without, in the case of non-cumulative shares, accumulation of unpaid dividends for prior dividend periods, and unpaid through the dividend payment period or periods of the Series A Preferred Stock coinciding with or next preceding such dividend payment date, on the other hand.

So long as any shares of Series A Preferred Stock shall be outstanding, no dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the common stock of the Corporation or any other stock of the Corporation ranking, as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the Corporation, junior to the Series A Preferred Stock), whether in cash or property, may be paid or declared or set apart, nor may any distribution be made on the common stock (or any other stock of the Corporation ranking, as to the payment of dividends, junior to the Series A Preferred Stock), unless dividends have been declared and paid or set apart on the Series A Preferred Stock for the then-current quarterly dividend period; provided, however, that the foregoing dividend preference shall not be cumulative and shall not in any way create any claim or right in favor of the holders of Series A Preferred Stock in the event that dividends have not been declared or paid or set apart on the Series A Preferred Stock in respect of any prior dividend period.  If the full dividend on the Series A Preferred Stock is not paid for any quarterly dividend period, the holders of Series A Preferred Stock will have no claim in respect of the unpaid amount so long as no dividend (other than those referred to above) is paid on the common stock (or any other stock of the Corporation ranking, as to the payment of dividends, junior to the Series A Preferred Stock) for such dividend period.

The Corporation may, in its discretion, choose to pay dividends on the Series A Preferred Stock without the payment of any dividends on its common stock (or any of its other stock ranking, as to the payment of dividends, junior to the Series A Preferred Stock).

Holders of Series A Preferred Stock will not be entitled to any dividends, whether payable in cash or property, other than as herein provided and will not be entitled to interest, or any sum in lieu of interest, in respect of any dividend payment.

3.                                       Liquidation Preference.  The shares of Series A Preferred Stock shall rank, as to liquidation, dissolution or winding up of the Corporation, prior to the shares of common stock and any other stock of the Corporation ranking junior to the Series A Preferred Stock as to rights upon liquidation, dissolution or winding up of the Corporation, so that in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of common stock or any other such junior stock, an amount equal to the liquidation preference of $25,000.00 per share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid for the then-current quarterly dividend period accrued to but excluding the date of final distribution, but without accumulation of unpaid dividends on the Series A Preferred Stock.  The holders of the Series A Preferred Stock shall not be entitled to receive the preferential amounts as aforesaid until the liquidation preference of any other stock of the Corporation ranking senior to the Series A Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full.  After payment of the full amount of the preferential amounts as aforesaid, the holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.  If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of Parity Preferred Stock and Series A Preferred Stock shall be insufficient to pay in full the preferential amounts payable thereon, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full (but without, in the case of any non-cumulative preferred stock, accumulation of unpaid dividends for prior dividend periods).  For the purposes hereof, neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation with or into the Corporation, nor a sale, lease, exchange or transfer of all or substantially all of the Corporation’s assets shall be considered a liquidation, dissolution or winding up of the Corporation.

4.                                       Conversion.  The Series A Preferred Stock is not convertible into, or exchangeable for, other securities or property.

5.                                       Voting Rights. The Series A Preferred Stock will have no voting rights except as provided herein or as otherwise from time to time required by law.

The holders of the Corporation’s Series A Preferred Stock and any other classes or series of preferred stock the Corporation may issue (if the terms of any such class or series of preferred stock so provide), by majority vote (based on liquidation preference), voting together as a single class regardless of class or series, will be entitled to nominate two persons as “Advisory Directors” to attend meetings of the Board of Directors of the Corporation if dividends on the Series A Preferred Stock or any such other classes or series of preferred stock the Corporation issues are not paid in an aggregate amount equal to at least six full quarterly dividend payments

(whether or not consecutive).  Promptly after the dividend payment date when such threshold is reached or after any Advisory Director’s term expires pursuant to clause (ii) in the next succeeding paragraph, the Corporation will call a meeting of the holders of Series A Preferred Stock and of any other classes or series of preferred stock entitled to vote with the holders of Series A Preferred Stock on the nomination of Advisory Directors, for the purpose of nominating Advisory Directors.  The Corporation will appoint as Advisory Directors persons from time-to-time nominated as Advisory Directors by the holders of Series A Preferred Stock and any such other classes or series of preferred stock.

During such time as Advisory Directors are appointed and serving, an agenda item relating to the Series A Preferred Stock will be included for all meetings of the Corporation’s Board of Directors.  The Advisory Directors will only have the right to receive notices of, and information distributed to members of the Board of Directors in connection with, participate in and address the Board of Directors during, that portion of meetings of the Board of Directors consisting of the Board of Directors’ discussion of the agenda item relating to the Series A Preferred Stock.  The Advisory Directors will not be members of the Corporation’s Board of Directors and will not have the right to vote with members of the Board of Directors on matters considered by the Board of Directors.  The term of each Advisory Director, once appointed, will continue until the earliest of (i) the first date as of which full dividends on the Series A Preferred Stock and any such other classes or series of preferred stock entitled to vote with the holders of the Series A Preferred Stock on the nomination of Advisory Directors have been paid for at least four consecutive quarterly dividend periods (but subject always to the same provisions in the case of future missed six full quarterly dividend payments), (ii) the date on which such Advisory Director resigns, dies or is removed either by the holders of Series A Preferred Stock and the holders of any such other classes or series of preferred stock entitled to vote with the holders of Series A Preferred Stock on the nomination of Advisory Directors, by majority vote (based on liquidation preference), voting together as a single class regardless of classes or series, either in writing or at a meeting duly called for such purpose, or by the Board of Directors if such Advisory Director fails to comply with his or her obligations under the agreement referred to in the next paragraph, and (iii) the redemption of all of the shares of the Series A Preferred Stock.  The holders of shares of Series A Preferred Stock and the holders of any other classes or series of preferred stock entitled to vote with the holders of Series A Preferred Stock on the nomination of Advisory Directors, by majority vote (based on liquidation preference), voting together as a single class, regardless of class or series will have the right to remove Advisory Directors and to fill vacancies.

The right of each person appointed as an Advisory Director to attend meetings of the Board of Directors is subject to such person entering into an agreement with the Corporation under which:

(i)                                     the parties agree that, as an Advisory Director, such person will be subject to the duty to act in good faith in accordance with the provisions of the Delaware General Corporation Law (“DGCL”) applicable to directors and to the Corporation’s by-laws and policies applicable to directors in the same manner as if such person were a director of the Corporation; and accordingly, such person will be subject to the same duty to treat confidentially information such person receives concerning the Corporation and its affiliates in such person’s capacity as an Advisory Director that such person would be subject to if such person were a director of the Corporation;

(ii)                                  the parties acknowledge that, as an Advisory Director, such person is not a director of the Corporation, and such person does not share with the members of the Corporation’s Board of Directors the power, authority and responsibility to direct the operations of the Corporation ; and

(iii)                               the parties agree that (a) the DGCL will not preclude such person from attending meetings of the Corporation’s Board of Directors, addressing the Board of Directors and receiving related materials in connection with an agenda item relating to the Series A Preferred Stock and (b) such person will not receive the compensation paid to directors of the Corporation.

So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the shares of the Series A Preferred Stock:

(i)                                     authorize, create or issue any capital stock of the Corporation ranking, as to dividends or upon liquidation, dissolution or winding up, prior to the Series A Preferred Stock, or reclassify any authorized capital stock of the Corporation into any such shares of such capital stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock; or

(ii)                                  amend, alter or repeal this Certificate of Designations for the Series A Preferred Stock, or the amended Certificate of Incorporation of the Corporation, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Series A Preferred Stock.

Any increase in the amount of authorized common stock or other authorized preferred stock or any increase or decrease in the number of shares of any series of preferred stock or the authorization, creation and issuance of other classes or series of common stock or other stock, in each case ranking on a parity with or junior to the shares of Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences or special rights.

The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required or upon which the holders of Series A Preferred Stock shall be entitled to vote shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

6.                                       Redemption.  The Series A Preferred Stock shall not be redeemable prior to July 12, 2010. On or after that date, subject to the notice provisions set forth below and subject to any further limitations which may be imposed by law, the Corporation may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, out of funds legally available therefor, at a redemption price equal to the liquidation preference per share plus an amount equal to the amount of the accrued and unpaid dividends (whether or not earned or declared) from the Dividend Payment Date immediately preceding the redemption date to but excluding the redemption date, but without accumulation of unpaid dividends on the Series A Preferred Stock for prior dividend periods; provided, however, that, unless the Series A Preferred Stock shall be redeemed in whole, no redemption shall reduce the aggregate liquidation preference of the Series A Preferred Stock outstanding to $25,000,000 or less.  If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Corporation will select the shares to be redeemed from the outstanding shares not previously called for redemption by lot or pro rata (as nearly as possible).

In the event the Corporation shall redeem shares of Series A Preferred Stock, written notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder’s address as the same appears on the stock books of the Corporation; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of Series A Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to mail said notice or except as to the holder whose notice was defective.  Each such notice shall state: (a) the redemption date; (b) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder; (c) the redemption price and any accumulated and unpaid dividends to the redemption date; (d) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (e) that dividends on the shares to be redeemed will cease to accrue on such redemption date (unless the Corporation shall default in providing funds for the payment of the redemption price of the shares called for redemption at the time and place specified in such notice).

The Corporation’s obligation to provide funds for the payment of the redemption price (and any accumulated and unpaid dividends to the redemption date) of the shares called for redemption shall be deemed fulfilled if, on or before a redemption date, the Corporation shall deposit, with a bank or trust company, or an affiliate of a bank or trust company, having an office or agency in the United States and having a capital and surplus of at least $50,000,000, such funds sufficient to pay the redemption price (and any accumulated and unpaid dividends to the redemption date) of the shares called for redemption, in trust for the account of the holders of the shares to be redeemed (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such funds be delivered upon redemption of the shares of Series A Preferred Stock so called for redemption.

Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of two years from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the amounts payable upon such redemption.  Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. In addition, holders of Series A Preferred Stock will have no right to require redemption of any shares of Series A Preferred Stock.

Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock.

7.                                       Amendment of Resolution.  The Board of Directors of the Corporation reserves the right from time to time to increase or decrease the number of shares that constitute the Series A Preferred Stock (but not below the number of shares thereof then outstanding) and in other respects to amend this Certificate of Designations within the limitations provided by law, this resolution and the Certificate of Incorporation (as amended).

8.                                       Rank.  Any stock of any class or classes or series of the Corporation shall be deemed to rank:

(a) prior to shares of the Series A Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if the holders of stock of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of the Series A Preferred Stock (but not solely because dividends thereon shall be cumulative);

(b) on a parity with shares of the Series A Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Series A Preferred Stock, if the holders of stock of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributed upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the holders of shares of Series A Preferred Stock (the term “Parity Preferred Stock” being used to refer to any stock on a parity with the shares of Series A Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require); and

(c) junior to shares of the Series A Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if such class or classes or series shall be common stock or if the holders of the Series A Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of stock of such class or classes or series.

9.                                       General Provisions.

(a) The term “outstanding”, when used with reference to shares of Series A Preferred Stock, shall mean issued shares of Series A Preferred Stock, excluding shares of Series A Preferred Stock held by the Corporation or any subsidiary of the Corporation.

(b) The headings of the sections of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

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IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm, under penalties of perjury, that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set his hand this 12th day of July, 2005.

HOVNANIAN ENTERPRISES, INC.

By:	/s/ J. Larry Sorsby
	Name:	J. Larry Sorsby
	Title:	Executive Vice President
Chief Financial Officer